GLOSSARY

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         Note: The descriptions of the terms in the glossary are solely intended for the assistance of readers of the 2007 Budget.
               The glossary and the descriptions of the terms in the glossary are not intended to affect or alter the meaning of any terms under law.
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         Accounting Period: time covered by financial statements, which can be for any length but is usually a fiscal year (April to
               March for the Province), a quarter or a month.

         Accumulated Deficit: on the Province's statement of financial position, the difference between liabilities and assets. It represents the total of all past annual deficits minus all past annual surpluses, including prior period adjustments.

         Amortization: the portion of an asset's cost allocated to an accounting period as a result of write-off over its estimated useful life.

         Broader Public Sector (BPS): organizations receiving government transfer payments to provide services to the public. Such organizations include universities, colleges, school boards, hospitals, long-term care facilities, community care access centres and children's aids societies.

         Brownfields: underdeveloped or previously developed properties that may be contaminated. They are usually, but not exclusively, former industrial or commercial properties that may be underutilized, derelict or vacant.

         Business Education Tax (BET): taxes for education purposes levied on the basis of assessed values of properties in the commercial, industrial and pipeline property classes.

         Canada Health Transfer (CHT): a federal transfer provided to each province and territory in support of health care.

         Canada Pension Plan (CPP) Borrowing: the Province has the option of borrowing from the Canada Pension Plan as a source of long-term borrowing.

         Canada Social Transfer (CST): a federal transfer provided to each province and territory in support of postsecondary education, social assistance and social services, including early childhood development and early learning and child care.

         Capital Expenditure: money spent to acquire or upgrade physical assets including transportation infrastructure, land and buildings.

         Capital Gain: the profit arising from the sale or transfer of capital assets or investments; i.e., the proceeds or market value received less the net book value of the capital asset or investment.

         Change in Net Debt: the annual change in net debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges.

         Consolidated Revenue Fund: the aggregate of all public monies on deposit to the credit of the Minister of Finance or in the name of any agency of the Crown approved by the Lieutenant Governor of Ontario.

         Consolidation: the inclusion of the financial results of government-controlled organizations in the Province's consolidated financial statements.

         Consumer Price Index (CPI): a measure of prices produced by Statistics Canada on a monthly basis. The CPI measures the retail prices of a shopping basket of about 300 goods and services including food, housing, transportation, clothing and recreation. The index is weighted to reflect typical spending patterns. The change in a price index like the CPI is a measure of inflation. Increases in the CPI are also referred to as increases in the cost of living.

         Contingency Fund: an amount of expense available to address unanticipated spending pressures; for example, disaster assistance.

         Debt: an obligation resulting from the borrowing of money.

         Debt Maturities: total forecast amount of debt due for repayment on specific dates.

         Debt Redemptions: total forecast amount of bond issues expected to be redeemed prior to maturity. Debt redemptions primarily relate to Ontario Savings Bonds.

         Debt Term: remaining term to maturity of long-term debt.

         Debt-to-GDP ratio: a measurement of the government's debt as a percentage of gross domestic product. It is a measure of the debt in relation to the economy and capacity to carry and repay debt.

         Deficit: the amount by which government expenses exceed revenues in any given year. On a forecast basis, a reserve may be included.

         Derivatives: financial contracts that derive their value from other underlying instruments. The Province uses derivatives including swaps, forward foreign exchange contracts, forward rate agreements, futures and options to hedge and minimize interest costs.

         Domestic Bonds: debt securities issued in the domestic market, settling through the domestic clearing system.

         Euro Medium-Term Notes (EMTNs): debt issued outside the United States and Canada and structured to meet individual investor requirements.

         Financial Assets: assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations. Financial assets include cash, an asset that is convertible to cash, a contractual right to receive cash or another financial asset from another party, a temporary or portfolio investment, a financial claim on an outside organization or individual and inventory.

         Fiscal Plan: an outline of the government's consolidated  revenue and expense plan for the upcoming fiscal year and the medium term, including information on the projected surplus/deficit. The plan is formally presented in the Budget, which the government presents in the spring of each year and is updated, as required, during the year. The Fiscal
               Plan numbers can be different from the expenditures outlined in the Printed Estimates.

         Fiscal Policy: government policy on tax, spending and borrowing.

         Fiscal Year: the Province of Ontario's fiscal year runs from April 1 to March 31.

         Floating Rate Notes (FRNs): debt instruments that bear a variable rate of interest. Coupons are linked to a floating interest rate index.

         Floor: a contract that allows the purchaser to have a lower limit on the total rate of return of an asset.

         Flow-Through: in the context of government benefits, a provincial government's act of not deducting part or the entire amount of a federal benefit, such as the National Child Benefit Supplement, from income-tested or means-tested benefits.

         Forward Rate Agreement: a forward contract in which one party pays a fixed interest rate and receives a floating interest rate.

         Fund: fiscal and accounting entity segregated for the purpose of carrying on specific activities, or attaining certain objectives in accordance with special regulations, restrictions or limitations.

         Futures: an exchange-traded contract that confers an obligation to buy or sell a physical or financial commodity at a specified price and amount on a future date.

         Global Bonds: debt securities issued simultaneously in the international and domestic markets, settling through various worldwide clearing systems. These can be issued in a variety of currencies, including Canadian and U.S. dollars.

         Greater Golden Horseshoe (GGH): an Ontario geographic region encompassing the Greater Toronto Area (GTA) and a large part of central Ontario, including Peterborough, Waterloo, Niagara and Simcoe.

         Gross Domestic Product (GDP): the dollar value of all goods and services produced in the economy over an interval such as a quarter or a year.

         Group of Seven (G7): the world's seven largest industrial market economies: United States, Japan, Germany, France, Britain,
               Italy and Canada. The leaders of these countries meet annually to discuss political and economic issues of mutual concern. In addition, G7 finance ministers meet several times a year to discuss economic policy. Their work is supported by regular functional meetings of officials, including the G7 Finance Deputies.

         Income Test: in the context of government cash or in-kind benefits, the determination of eligibility and levels of assistance based on individual or family income.

         Increase/(Decrease) in Cash and Cash Equivalents: the change in cash or other short-term liquid low-risk instruments that are readily convertible to cash typically within three months or less.

         Interest on Debt Expense: the amount reported as an expense for borrowed money. Interest is calculated as a percentage of the amount of debt for each period of time.

         Investment in Capital Assets: the cost of acquiring or upgrading major tangible capital assets owned by the Province and its consolidated organizations during the year, including land, buildings, highways and bridges.

         Locked-in Accounts: a locked-in account is a prescribed retirement savings arrangement under the Pension Benefits Act to which members of registered pension plans may transfer funds when they terminate employment or cease membership in a pension plan. Current Ontario locked-in accounts include locked-in retirement accounts (LIRAs), life income funds
               (LIFs) and locked-in retirement income funds (LRIFs).

         Means Test: the determination of eligibility for a government cash or in-kind benefit based on both the income and assets of the prospective recipient. See Income Test.

         Medium-Term Notes (MTNs): debt instruments offered under a program and structured to meet specific investor needs.

         National Child Benefit Supplement (NCBS): an income-tested federal cash benefit that supplements the Canada Child Tax
               Benefit - a similar benefit paid to about 80 per cent of families with children in Canada. The federal government provides the NCBS to all low-income families with children, regardless of whether they work or receive welfare.

         Net Debt: the difference between the Province's total liabilities and financial assets.

         Net Loans/Investments: the total funds paid by the Province towards loans/investments netted against loan repayments.

         Nominal: an amount expressed in dollar terms without adjusting for changes in prices due to inflation or deflation. It is not a good basis for comparing values of GDP in different years, for which a "real" value expressed in constant dollars (i.e., adjusted for price changes) is needed. See also Real GDP.

         Non-Cash Adjustments: adjustments required to determine the cash flows resulting from operating activities. Non-cash adjustments include changes in balance-sheet accounts such as accounts receivable and payable, prepaid expenses and deferred revenue. Amortization of capital assets is also a non-cash adjustment.

         Non-Tax Revenue: revenue received by the government from external sources. This also includes revenues from the sale of goods and services, fines and penalties associated with the enforcement of government regulations and laws; fees and licences; royalties; profits from a self-sustaining Crown agency; and asset sales.

         Ontario Child Care Supplement for Working Families (OCCS): an income-tested, non-taxable earnings supplement provided to low-income working families with children under age seven. It is intended to enhance labour-force attachment.

         Ontario Disability Support Program (ODSP): the Ontario Disability Support Program is designed to meet the unique needs of people with disabilities who are in financial need, or who want and are able to work and need support. Ontarians 65 years or older who are not eligible for Old Age Security may also qualify for ODSP supports if they are in financial need.

               The program has two components: Income Support and Employment Supports. Income Support provides financial assistance and other benefits to eligible people with disabilities and their families. The ODSP Employment Supports program works with community service providers to help people with disabilities prepare for and find jobs, keep a job and advance their career. The program can also help people with disabilities become self-employed.

         Ontario Works (OW): The Ontario Works Program provides income and employment assistance for people who are in temporary financial need.

               All recipients of Ontario Works are required to participate in one or more employment assistance activities as a condition of eligibility for financial assistance. This helps people move as quickly as possible to a job and to become self-reliant.

         Option: a contract that confers the right, but not the obligation, to buy or sell a specific amount of a commodity, currency or security at a specific price, on a certain future date.

         Productivity Growth: increase in output per unit of a factor of production in the economy.

         Program Expense: the expense related to operating and capital programs including amortization.

         Public Accounts: the Consolidated Financial Statements of the Province along with supporting statements and schedules as required by the Financial Administration Act, Treasury Board Act and Management Board of Cabinet Act.

         Real GDP: gross domestic product measured to exclude the impact of changing prices.

         Reserve: an amount included in the fiscal plan to protect the plan against unexpected and adverse changes in the economic outlook, or in provincial revenue and expense. Any portion of the reserve not required at year-end is used to improve the surplus/deficit.

         Results-Based Management: a comprehensive, government-wide approach that informs results-based decision-making, ensuring that all government-funded activities are aligned with strategies that contribute to meeting government priorities or serve an important public interest.

         Single-Tier Municipality: a city or town that is not part of a county or region.

         Structural Deficit: may occur when the growth of total government expense consistently outpaces the growth in total revenue over a period of consecutive years.

         Surplus: the amount by which revenues exceed government expenses in any given year. On a forecast basis, a reserve may be included.

         Syndicated Bond Issues: debt securities that are underwritten by a group of investment dealers.

         Tangible Capital Assets: assets such as land acquired for transportation infrastructure, parks, buildings and other program use; and physical assets including highways and other transportation infrastructure, land and buildings.

         Total Debt: the Province's total borrowings outstanding without taking into consideration any of the Province's assets.

         Total Expense: sum of program expense and interest on debt expense.

         Treasury Bills: short-term debt instruments issued by governments on a discount basis.

         Upper-Tier Municipality: a county or regional government, which consists of at least two "lower-tier" municipalities, such as cities, towns, villages or townships.

         U.S. Commercial Paper (CP): short-term debt typically issued in the United States by a government or corporation on a discount basis. U.S. Commercial Paper is limited to terms of one to 270 days.

         Weighted-Average Interest Rate: takes into account the proportion of debt at each level of interest rate in the debt portfolio.

         Winding-up: the distribution of a corporation's assets to its shareholders in anticipation of the corporation being dissolved.

         Yield: the effective rate of interest paid on an investment. Yield is the annual rate of return of any investment or debt and is expressed as a percentage.

         Yield Curve: the relationship between market yields and bond maturities. It is often upward-sloping with maturity, due to investors' requirements for a greater yield when committing their funds for a longer time.